Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
VELO3D, INC.

    Velo3D, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.This Certificate of Amendment (this “Second Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 29, 2021, as amended by the Certificate of Amendment filed with the Secretary of State on June 8, 2023 (the “Certificate of Incorporation”).
2.Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Second Certificate of Amendment, and the Corporation’s stockholders have duly approved this Second Certificate of Amendment.
3.Section 1 of Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of such section:
“Effective at 12:01 a.m. Eastern Daylight Time on June 13, 2024 (the “Effective Time”), each thirty-five (35) shares of Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.”
4.The foregoing terms and provisions of this Second Certificate of Amendment shall be effective as of the Effective Time.

5.Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day of June, 2024.
VELO3D, INC.

By:    /s/ Nancy Krystal
Name:    Nancy Krystal
Title:    Secretary